Exhibit 10.14
AMENDMENT OF
EMPLOYMENT AGREEMENT
     This Amendment of Employment Agreement (the “Amendment”) is made and entered into this ___ day of ___2007, by and between Michael A. Morache (the “Executive”) and PLATO Learning, Inc., a Delaware corporation (the “Company”) (collectively, the “Parties”).
     WHEREAS, the Parties entered into an Employment Agreement effective as of February 28, 2005 and modified as of January 9, 2007 (the “Agreement”); and
     WHEREAS, the Parties now consider it desirable to amend the terms and conditions of the Agreement by this Amendment to reflect the requirements of Internal Revenue Code Section 409A and to clarify the rights of the Parties;
     NOW THEREFORE, in accordance with Section 13(d) of the Agreement and in consideration of the mutual promises herein made, the sufficiency of which are expressly acknowledged, the Parties agree as follows:
     1. The following shall be substituted for the first full sentence of Section 6(c) of the Agreement:
“Executive may terminate this Agreement and his employment for Good Reason by providing written notice to the Company within (90) days after the initial existence of the condition; provided however, that the Company shall have a period of thirty (30) days during which it may remedy the condition.”
     2. The following new Section 18 is hereby added to the Agreement:
“18. Section 409A of the Code.
(a)	This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’) and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. The Agreement shall be construed and interpreted in accordance with such intent. In addition, each payment shall be considered a separate payment for purposes of Section 409A of the Code.

(b)	Notwithstanding any provision to the contrary, to the extent the Executive is considered a specified employee under Section 409A of the Code and would be entitled to a payment during the six month period beginning on the Executive’s date of termination that is not otherwise excluded under Section 409A of the Code under the exceptions for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or an otherwise applicable exemption, the payment will not be made to the Executive until the earlier of the six month anniversary of the Executive’s date of termination or the Executive’s death.”
     3. The following phrase, “, unless an alternative method of reduction is elected by Executive” shall be deleted from the first sentence of Section (a) of Appendix B of the Agreement.
     4. The following sentence shall be added to the end of Section (c) of Appendix B of the Agreement:
“Payments to the Executive will be made by the end of the Executive’s taxable year next following the year in which the Executive remits the related taxes, in accordance with Code Section 409A and Treas. Reg. §1.409A-3(i)(1)(v) (or any similar or successor provisions).”
* * *

     IN WITNESS WHEREOF, the parties have executed this Amendment on this ___day of ___2007.

PLATO Learning, Inc.	MICHAEL A. MORACHE
By:
Its:

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